EXHIBIT 99.1


                         FORM OF LETTER TO SHAREHOLDERS


                                      LOGO

                                                              November ___, 2001



Dear Shareholder:

         First Leesport Bancorp, Inc. (the "Company") has begun an offering (the "Offering") of a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of its Common Stock, $5.00 par value per share (the "Common Stock"), to holders of record of Common Stock at the close of business on November 9, 2001 (the "Record Date"), pursuant to nontransferable subscription rights ("Rights") to subscribe for and purchase shares of Common Stock at a price of $_______ per share (the "Subscription Price"). Each shareholder will receive one (1) Right for every two (2) shares of Common Stock held of record by such shareholder on the Record Date, and the aggregate number of Rights issued by the Company to each shareholder will be rounded up or down to the nearest whole number.


         Each Right will entitle the holder thereof (the "Rights Holder") to subscribe for and purchase at the Subscription Price one share of Common Stock (the "Basic Subscription Right"). Any Rights Holder who exercise the Basic Subscription Right in full is entitled to subscribe for and purchase up to two
(2) additional shares of Common Stock that are not otherwise subscribed for by all Rights Holders pursuant to the exercise of the Basic Subscription Right, subject to proration and reduction by the Company under certain circumstances. The number of Rights to which you are entitled is printed on the front of your Subscription Rights Certificate.

         Enclosed for your review is the Prospectus; a nontransferable Subscription Rights Certificate and related documents concerning the Offering. The Offering will expire at 5:00 p.m., Eastern time, on December 12, 2001, unless extended by the Company to a time no later than 5:00 p.m., Eastern time, on January 2, 2002. Rights not exercised or sold by such time will expire and become worthless. Any questions or requests for assistance should be directed to Sandler O'Neill Shareholder Services, a division of Sandler O'Neill & Partners, L.P., the Information Agent for the Offering, at

--------------------------------.



         The Offering is being made only pursuant to the Prospectus which sets forth detailed information about the Company and the Offering. Please read these enclosed materials carefully.

Sincerely,

--------------------------------                 -------------------------------
Raymond H. Melcher, Jr.                          Stephen A. Murray
Chairman of the Board,                           Senior Vice President and Chief
President and Chief                              Financial Officer
Executive Officer